NEWS RELEASE
FOR IMMEDIATE RELEASE

RUBY TUESDAY, INC. REPORTS THIRD QUARTER DILUTED
EARNINGS PER SHARE OF $0.50 ON POSITIVE SAME-RESTAURANT SALES OF
4.7% AT COMPANY-OWNED RUBY TUESDAY RESTAURANTS, INCREASES FOURTH
QUARTER GUIDANCE, AND PROVIDES OUTLOOK FOR FISCAL 2007

MARYVILLE, TN – March 29, 2006 – Ruby Tuesday, Inc. today reported diluted earnings per share of $0.50 on net income of $30.2 million for the Company’s third quarter of fiscal 2006 ended February 28, 2006. This represents a 19% increase compared to $0.42 per diluted share on net income of $27.5 million for the third quarter of the prior year.

Same-restaurant sales at Company-owned Ruby Tuesday restaurants increased 4.7% for the quarter, while same-restaurant sales at domestic franchise Ruby Tuesday restaurants increased 5.4% during the third quarter.

For the first four weeks of the fourth quarter, same-restaurant sales at Company-owned Ruby Tuesday restaurants increased 6.0-6.5%, while same-restaurant sales at domestic franchise Ruby Tuesday restaurants increased 9.5-10.0%.

Third quarter and March period-to-date fiscal 2006 monthly period same-restaurant sales:

	December	January *	February *	Third Quarter	March
Company-owned	3.9%	9.5%	1.5%	4.7%	6.0-6.5%
Domestic Franchise	4.0%	8.0%	4.5%	5.4%	9.5-10.0%

        * – As others in the industry have previously reported, January period same-restaurant sales benefited from more favorable weather year over year, while February period same-

restaurant sales were negatively impacted from more severe weather this year as compared to the same period in the prior year.

Other highlights for the third quarter include:

  Total revenue increased 17.1% over the same period of the prior year.
  Average restaurant volumes at Company-owned Ruby Tuesday restaurants increased 4.5% over the same period of the prior year.
  The Company opened 10 new Ruby Tuesday restaurants during the quarter, while none were closed.
  Franchisees opened 5 new Ruby Tuesday restaurants during the quarter, while two were closed; one domestic restaurant due to lease expiration and one international.
  Sales at franchise Ruby Tuesday restaurants (which is the basis for determining royalty fees included in franchise income on the Company’s income statement) totaled $117,444,000 and $102,614,000 for the third quarter of fiscal 2006 and 2005, respectively.
  Capital expenditures were $40.1 million for the quarter.
  Total management turnover (including management trainees) was 17% for the quarter.
  The Company repurchased 2.3 million shares of its common stock during the third quarter at an average price of $25.99 per share. As of the end of the third quarter, 6.2 million shares remained authorized for share repurchase under the Company's ongoing share repurchase program.
  The Company had 58.5 million shares of common stock outstanding at the end of the quarter.

Year-to-Date Highlights

  Forty-five Company-owned Ruby Tuesday restaurants were opened and five were closed at or near lease expiration.
  Twenty-three franchise restaurants were opened and six were closed.
  Sales at franchise Ruby Tuesday restaurants (which is the basis for determining royalty fees included in franchise income on the Company’s income statement) totaled $330,932,000 and $321,269,000 for third quarter year-to-date of fiscal 2006 and fiscal 2005, respectively. The Company reminds investors that 44 restaurants were acquired by the Company from franchisees subsequent to the first quarter of the prior year.
  Total annualized management turnover (including management trainees) was 20% as of the end of the quarter.
  The Company repurchased 6.8 million shares (approximately 11%) of its common stock through the end of the third quarter of fiscal 2006 at an average price of $23.42.

Sandy Beall, Founder, Chairman and CEO commented, “We are extremely pleased with the results from our investments in the business – positive guest counts, sales, and earnings after a year of investing heavily in the business and transitioning from a coupon based marketing strategy to one based on television advertising. We are excited about experiencing consistent same-restaurant sales growth since our September period, despite the consumer environment remaining somewhat challenging with several pressures having impacted the middle income consumer over the last six to nine months. We believe our transition to a media-based marketing strategy in conjunction with the investments we have made in other areas of our business has certainly better positioned us for continued same-restaurant sales and earnings growth. We remain committed to continuing to invest in our business and display the capital discipline that will result in future value creation for our shareholders.”

Fiscal 2006 Guidance

For the first four weeks of the Company’s fourth quarter, same-restaurant sales at Company-owned Ruby Tuesday restaurants increased 6.0-6.5% while same-restaurant sales at domestic franchise Ruby Tuesday restaurants increased 9.5-10.0%. The Company estimates that period-to-date Company-owned March same-restaurant sales have been positively impacted by approximately 1.5% due to the timing of the Easter holiday, which will occur in the Company’s April period this year as compared to its March period in fiscal 2005. For the fourth quarter of fiscal 2006, the Company increased its diluted earnings per share growth projection from approximately 20.0-22.5% to 25-30% diluted earnings per share growth. The Company’s guidance for fourth quarter is based on same-restaurant sales growth of 3.5-4.5% at Company-owned Ruby Tuesday restaurants. The Company reminds investors that fiscal 2006 is a 53 week year and, as such, its fourth quarter will contain 14 weeks as opposed to 13 weeks in the prior year.

During the fourth quarter, the Company anticipates opening 10-12 additional Company-owned restaurants and anticipates its franchisees will also open 10-12 additional Ruby Tuesday restaurants. Thus, for fiscal 2006, the Company anticipates 55-57 Company-owned openings with capital expenditures of approximately $175 million for the year. In addition, the Company anticipates its franchisees will open 33-35 Ruby Tuesday restaurants during fiscal 2006.

Fiscal 2007 Guidance

Beginning with the first quarter of fiscal 2007, the Company will be adopting Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (“SFAS 123R”). The impact of this on fiscal 2007 diluted earnings per share is estimated to be $0.10 to $0.12. Excluding the impact of stock compensation expense, the Company is targeting diluted earnings per share growth within the lower end of the Company’s long-term goal of 12.5-15% for fiscal 2007 as it will be overlapping a 53-week year in fiscal 2006 (without the positive impact from the 53-week year in fiscal 2006, the Company’s target for diluted earnings per share growth for fiscal 2007 would be slightly in excess of its long-term growth goal of 12.5-15%). The following are assumptions included in the above estimate:

  3.0-4.0% same-restaurant sales growth at Company-owned restaurants
  45 to 50 Company-owned openings for the year
  Approximately 40 franchise openings for the year
  $140-$150 million in capital expenditures for the year
  Continued future investments in the areas of food and labor

Beall commented, “We feel very good about the plans and strategies we have in place to achieve our overall goal of growing diluted earnings per share consistently in the 12.5-15% range with 3.0-4.0% coming from same-restaurant sales growth, 6-8% coming from new restaurant development and 3-6% coming from a combination of franchise growth, margin leverage and our share repurchase program. On top of our projected annual 12.5-15% earnings per share growth goal, we still anticipate committing to return a higher portion of our excess cash flow through increased dividends to further enhance long-term shareholder value. It is a challenging environment, however, we believe our brand, menu, operations and marketing continue to get stronger and build momentum.”

Ruby Tuesday, Inc. has Company-owned, and/or franchise Ruby Tuesday brand restaurants in 42 states, the District of Columbia, Puerto Rico, and 13 foreign countries. As of February 28, 2006, the Company owned and operated 619 Ruby Tuesday restaurants, while domestic and international franchisees (including Hawaii) operated 200 and 43 restaurants, respectively. Ruby Tuesday, Inc. is traded on the New York Stock Exchange (Symbol: RI).

For more information, contact:
Price Cooper	Phone: 865-379-5700

The Company will host a conference call which will be a live web-cast tomorrow morning at 8:30 Eastern Time. The call will be available live at the following websites:
http://www.rubytuesday.com
http://www.fulldisclosure.com

Special Note Regarding Forward-Looking Information

This press release contains various “forward-looking statements,” which represent the Company’s expectations or beliefs concerning future events, including one or more of the following: future financial performance and restaurant growth (both Company-owned and franchised), future capital expenditures, future borrowings and repayment of debt, payment of dividends, stock repurchase, and restaurant and franchise acquisitions. The Company cautions the reader that a number of important factors and uncertainties could, individually or in the aggregate, cause actual results to differ materially from those included in the forward-looking statements, including, without limitation, the following: changes in promotional, couponing and advertising strategies; guests’ acceptance of changes in menu items; changes in our guests’ disposable income; consumer spending trends and habits; mall-traffic trends; increased competition in the casual dining restaurant market; weather conditions in the regions in which Company-owned and franchised restaurants are operated; guests’ acceptance of the Company’s development prototypes; laws and regulations affecting labor and employee benefit costs; costs and availability of food and beverage inventory; the Company’s ability to attract qualified managers, franchisees and team members; changes in the availability of capital; impact of adoption of new accounting standards; effects of actual or threatened future terrorist attacks in the United States; significant fluctuations in energy prices; and general economic conditions.

RUBY TUESDAY, INC.

Financial Results For the Third Quarter of Fiscal Year 2006
(Amounts in thousands except per share amounts)

	13 Weeks Ended		13 Weeks Ended			39 Weeks Ended		39 Weeks Ended
	February 28, 2006	Percent of Revenue	March 1, 2005	Percent of Revenue	Percent Change	February 28, 2006	Percent of Revenue	March 1, 2005	Percent of Revenue	Percent Change
Revenue:
Restaurant sales and operating revenue	$ 334,750	98.9	$ 285,552	98.8		$ 930,724	98.8	$ 803,070	98.5
Franchise revenue	3,893	1.1	3,611	1.2		11,204	1.2	11,834	1.5
Total revenue	338,643	100.0	289,163	100.0	17.1	941,928	100.0	814,904	100.0	15.6
Operating Costs and Expenses:
(as a percent of Restaurant sales and operating revenue)
Cost of merchandise	87,975	26.3	74,244	26.0		248,394	26.7	208,287	25.9
Payroll and related costs	100,589	30.0	88,245	30.9		289,283	31.1	249,437	31.1
Other restaurant operating costs	58,881	17.6	48,529	17.0		165,511	17.8	138,330	17.2
Depreciation and amortization	17,470	5.2	16,906	5.9		51,878	5.6	49,312	6.1
(as a percent of Total revenue)
Selling, general and administrative, net	25,299	7.5	19,879	6.9		74,763	7.9	52,408	6.4
Equity in (earnings)/losses of unconsolidated franchises	(656)	(0.2)	(836)	(0.3)		68	0.0	(2,381)	(0.3)
Total operating costs and expenses	289,558		246,967			829,897		695,393
Earnings before Interest and Taxes	49,085	14.5	42,196	14.6	16.3	112,031	11.9	119,511	14.7	(6.3)
Interest expense, net	3,864	1.1	1,361	0.5		8,410	0.9	3,120	0.4
Pre-tax Profit	45,221	13.4	40,835	14.1		103,621	11.0	116,391	14.3
Provision for income taxes	15,029	4.4	13,295	4.6		34,350	3.6	40,050	4.9
Net Income	$ 30,192	8.9	$ 27,540	9.5	9.6	$ 69,271	7.4	$ 76,341	9.4	(9.3)

Earnings Per Share:
Basic	$ 0.51		$ 0.43		18.6	$ 1.13		$ 1.18		(4.2)

Diluted	$ 0.50		$ 0.42		19.0	$ 1.12		$ 1.16		(3.4)

Shares:
Basic	58,395		64,168			61,167		64,672

Diluted	59,280		65,063			61,882		65,742

RUBY TUESDAY, INC.

Financial Results For the Third Quarter
of Fiscal Year 2006
(Amounts in thousands)

CONDENSED BALANCE SHEETS	February 28, 2006	May 31, 2005
Assets
Cash and Short-Term Investments	$ 9,844	$ 19,787
Accounts and Notes Receivable	12,448	7,627
Inventories	17,404	16,988
Deferred Income Taxes	1,625	2,490
Assets Held for Sale	7,606	5,342
Prepaid Rent and Other Expenses	10,966	10,180
Total Current Assets	59,893	62,414
Property and Equipment, Net	971,154	901,142
Goodwill, Net	17,017	17,017
Notes Receivable, Net	22,476	24,589
Other Assets	71,261	68,905
Total Assets	$1,141,801	$1,074,067

Liabilities
Current Portion of Long-Term Debt, including
Capital Leases	$ 1,794	$ 2,326
Other Current Liabilities	104,131	97,487
Long-Term Debt, including Capital Leases	367,323	247,222
Deferred Income Taxes	47,365	50,825
Deferred Escalating Minimum Rents	37,863	37,471
Other Deferred Liabilities	77,694	75,513
Total Liabilities	636,170	510,844
Shareholders’ Equity	505,631	563,223
Total Liabilities and
Shareholders’ Equity	$1,141,801	$1,074,067